Exhibit 99.1

HUGOTON ROYALTY TRUST

ANNOUNCES AGREEMENT TO SELL TRUST ASSETS

Dallas, Texas, July 2, 2021 – Simmons Bank, as trustee (the “Trustee”), of Hugoton Royalty Trust (OTCQB:HGTXU) (the “Trust”), announced today that it has entered into a purchase and sale agreement with XTO Energy Inc. (“XTO Energy”) pursuant to which XTO Energy would, subject to the terms and conditions in the purchase and sale agreement, acquire for $6,600,000 in cash the net overriding royalty interest created pursuant to the net overriding royalty conveyances held by the Trust and certain other assets constituting substantially all of the assets of the Trust.

The consummation of the sale of the assets is subject to the satisfaction of customary closing conditions, including either approval of the sale from holders of units of beneficial interest in the Trust (“Units”) holding Units representing eighty percent (80%) or more of all the Units outstanding or a final judicial determination authorizing the Trustee to consummate the sale of the assets. The Trustee intends to call a special meeting of Unit holders for the purpose of approving the sale of assets.

Execution of the purchase and sale agreement followed a process previously announced by the Trust whereby the Trustee had engaged a third party to market the Trust’s assets.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including closing of the sale, development costs and future net profits, could differ materially due to the ability to obtain Unit holder or court approval of the sale, changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Trust and XTO Energy. In connection with the proposed transaction, the Trustee intends to file on behalf of the Trust relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Trustee will mail the definitive proxy statement and a proxy card to each Unit holder of the Trust entitled to vote at the special meeting relating to the proposed sale. This communication is not a substitute for the proxy statement or any other document that the Trustee may file on behalf of the Trust with the SEC or send to its Unit holders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, UNIT HOLDERS OF THE TRUST ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED SALE THAT THE TRUSTEE WILL FILE ON BEHALF OF THE TRUST WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRUST AND THE PROPOSED SALE. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Trustee on behalf of the Trust with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Trust’s website (http://www.hgt-hugoton.com) or by contacting the Trustee at the phone number set forth below.

Participants in the Solicitation

The Trustee and its employees may be deemed to be participants in the solicitation of proxies from the Trust’s Unit holders with respect to the proposed transaction. Information about the Trustee is set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020. Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

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Contact:	Nancy Willis
Vice President
Simmons Bank, Trustee
855-588-7839